Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries, Inc.

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports 2008 First Quarter Results

PLANO, TEXAS – APRIL 28, 2008 – TGC Industries, Inc. (NASDAQ: TGE) today announced results for the first quarter of 2008.  Revenues were $22.5 million compared to $18.6 million for the first quarter of 2007.  Net income was $2.0 million, or $0.11 per diluted share, compared to $2.1 million, or $0.12 per diluted share, in the first quarter a year ago.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 20, 2008 to shareholders of record as of April 14, 2008 and payable on April 28, 2008.  First quarter 2008 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $6.7 million compared to $7.0 million in the 2007 first quarter.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report solid revenue growth despite the fact that we faced some challenging weather conditions in January that decreased the utilization rates of some of our crews.  We generated cash flow from operations of $7.5 million during the quarter and currently have a solid backlog of approximately $46 million.

“In addition, we have been selected to provide seismic services for several very large projects.  On two of these large projects, our clients are experiencing unexpected delays in their permitting processes; therefore, we plan to idle two of our crews for part of the second quarter.  This will affect our revenues and income for that period.  Nevertheless, with our current backlog, we expect to have our crews fully utilized during the second half of the year.”

First quarter 2008 revenues rose 20.8 percent from a year ago, while cost of services increased 37.6 percent to 66.2 percent of revenues compared to 58.1 percent of revenues in the first quarter of 2007.  This higher cost of services as a percentage of revenues versus a year ago is due to several factors, including some weather problems in an area where the market is more competitive as to price and terms of payment for weather recovery, as well as increases in operating expenses, primarily fuel costs.

Income from operations was $3.4 million compared to $3.7 million one year ago.  Income from operations as a percentage of revenues was 15.1 percent in the first quarter of 2008 compared to 19.7 percent in the first quarter of 2007.  Income before income taxes for the first quarter of 2008 was $3.2 million, or 14.3 percent of revenues, compared to $3.5 million, or 18.8 percent of revenues, in the comparable period a year ago.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, April 28, 2008, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2130 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 5, 2008.  To access the replay, dial 303-590-3000 using a pass code of 11112228#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City, and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow –

TGC Industries, Inc.

Statements of Income

	Three Months Ended
	March 31,
	2008	2007

Revenue	$22,470,690	$18,608,296

Cost and expenses
Cost of services	14,875,602	10,813,646
Selling, general and administrative	934,270	831,559
Depreciation and amortization expense	3,276,420	3,301,497
	19,086,292	14,946,702

Income from operations	3,384,398	3,661,594

Interest expense	161,382	156,155

Income before income taxes	3,223,016	3,505,439

Income tax expense	1,240,429	1,426,024

NET INCOME	$1,982,587	$2,079,415

Earnings per common share:
Basic	$.11	$.12
Diluted	$.11	$.12

Weighted average number of
common shares outstanding:
Basic	17,385,106	17,336,177
Diluted	17,433,272	17,438,781

All per share amounts have been adjusted for the 5% stock dividend payable April 28, 2008 to shareholders of record as of April 14, 2008.

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Balance Sheets

	March 31,	December 31,
	2008	2007

Cash and cash equivalents	$8,318,985	$4,503,826
Receivables (net)	8,674,913	12,391,113
Pre-Paid expenses and other	997,102	1,110,560
Current assets	17,991,000	18,005,499
Other assets (net)	225,092	226,172
Property and equipment (net)	46,524,493	42,930,385
Total assets	$64,740,585	$61,162,056

Current liabilities	$9,847,857	$12,516,202
Long-term obligations	7,548,727	3,769,265
Long-term deferred tax liability	2,297,876	1,955,047
Shareholders’ equity	45,046,125	42,921,542
Total liabilities & equity	$64,740,585	$61,162,056

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2008	2007
Net Income	$1,982,587	$2,079,415
Depreciation	3,276,420	3,301,497
Interest expense	161,382	156,155
Income tax expense	1,240,429	1,426,024

EBITDA	$6,660,818	$6,963,091

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